EX-99.13(A)(4)

On May 8, 2023, the Audit Committee of the Board of Trustees of FPA Funds Trust (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the FPA New Income Fund’s independent registered public accounting firm upon the reorganization of the predecessor FPA New Income Fund (the “Predecessor Fund”) for the fiscal period ended September 30, 2023. Previously, Ernst & Young LLP (“EY”) served as the independent registered public accounting firm to the Predecessor Fund.

EY’s report on the financial statements for the Predecessor Fund for the fiscal years ended September 30, 2021 and September 30, 2022 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such periods and the interim period of October 1, 2022 through May 8, 2023 (the “Interim Period”) there were no (i) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Predecessor Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the periods prior to September 30, 2022 and the Interim Period, neither the Predecessor Fund nor anyone on behalf of the Predecessor Fund had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Predecessor Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with EY or dissatisfaction by the Predecessor Fund, the Board, or the Audit Committee with the performance of EY.

December 6, 2023

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 99.13(A)(4) to Form N-CSR dated December 6, 2023 of FPA Funds Trust and are in agreement with the statements contained in the Exhibit 99.13(A)(4) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Los Angeles, California